EXHIBIT 11

                              CARNIVAL CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)

                          Six Months Ended May 31,  Three Months Ended May 31,
                              1997       1996          1997         1996
Net income                 $212,807    $183,348       $127,447     $106,283
Adjustments to net income for
the purpose of computing fully
diluted earnings per share:
   Interest reduction from
   assumed conversion of 4.5%
   Convertible Subordinated
   Notes                                  2,772                       1,386
Adjusted net income        $212,807    $186,120       $127,447     $107,669


Weighted average shares
outstanding                 297,910     287,190        298,126      288,960
Adjustments to weighted
average shares outstanding for the
purpose of computing fully diluted
earnings per share:
   Additional shares issuable upon
   assumed conversion of 4.5%
   Convertible Subordinated
   Notes                                 6,618                       6,618

Adjusted weighted average
shares outstanding          297,910    293,808        298,126      295,578

Earnings per share:
   Primary                    $0.71      $0.64         $0.43        $0.37
   Fully Diluted*             $0.71      $0.63         $0.43        $0.36




*In accordance with Accounting Principles Board Opinion No. 15, the Company does not present fully diluted EPS in its financial statements because the Company's convertible securities were anti-dilutive or resulted in a less than 3% dilution for the periods presented.